Exhibit 10.10

Portions hereof have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment in accordance with Rule 406 of the Securities Act of 1993, as amended

TIME CHARTER PARTY

October 2, 2007

It is this day agreed between USS Product Investor LLC with an address of 399 Thornall Street of Edison, New Jersey, 08837, (hereinafter referred to as “Owners”), of the good U.S. Flag vessel called 2nd NASSCO New Build Product Tanker (hereinafter referred to as “the Vessel”) as further described at Clause 1 hereof and Marathon Petroleum Company LLC with an address of 539 South Main Street of Findlay, Ohio, 45840 (hereinafter referred to as “Charterers”).

1.	Description and Condition of Vessel

At the date of delivery, Owners shall deliver the Vessel clean and suitable for all intended cargoes. The Owners undertake that:

a.	the tanker shall be classed ABS;

b.	she shall be in every way fit to carry clean or dirty petroleum products and easy chemicals including:

vacuum gas oil, all grades of gasoline and distillates, ethanol, denatured ethanol, naphtha, natural gasoline, blendstocks, unfinished petroleum products, as limited by ABS, US Coast Guard, coating resistance tables, and manufacturers’ warranties;

c.

she shall be tight, staunch, strong, in good order and condition, and in every way fit for the service, with her machinery, boilers, hull and other equipment (including but not limited to trim/stability calculator and radar) in a good and efficient state;

d.	her tanks, valves and pipelines shall be oil-tight;

e.

she shall be in every way fitted for burning the fuel described in Clause 29 below as long as such specified fuel allows Vessel’s engines to meet emission standards in accordance with local, state, EPA and IMO rules.

f.	she shall comply with the regulations in force so as to enable her to pass through the Panama Canal without delay;

g.	she shall have on board all certificates, documents and equipment required from time to time by any applicable law to enable her to perform the charter service without delay; and

h.

she shall comply with the description in Attachment III appended hereto, provided however, that if there is any conflict between the provisions of Attachment III and any other provision, of this Charter, including this Clause 1, such other provision shall govern.

2.	Shipboard Personnel and their Duties

a.	At the date of delivery and during the Term of this Charter:

i

the Vessel shall have a full and efficient complement of master, officers and crew for a vessel of her tonnage, who shall in any event be not less than the number required by the laws of United States and who shall be properly trained to operate the vessel and her equipment competently and safely;

ii	all shipboard personnel shall hold valid licenses and certificates of competence in accordance with the requirements of the law of the United States;

iii	all shipboard personnel shall be trained in accordance with the relevant provisions of the International Convention on Standards of Training, Certification and Watchkeeping for Seafarers, 1978; and

iv

there shall be on board sufficient personnel with a good working knowledge of the English language to enable cargo operations at loading and discharging places to be carried out efficiently and safely and to enable communications between the Vessel and those loading the Vessel or accepting discharge therefrom to be carried out quickly and efficiently.

b.	Owners guarantee that throughout the Term of this Charter, the master with the Vessel’s officers and crew, unless otherwise ordered by Charterers, shall:

i	prosecute all voyages with the utmost dispatch;

ii	render all customary assistance, including assistance to Charterers and their employees and agents; and

iii

load and discharge cargo as rapidly as possible when required by Charterers or their agents to do so, by night or by day, but always in accordance with the laws of the place of loading or discharging (as the case may be) and in each case in accordance with any applicable laws of the United States.

c.	Notwithstanding any other provision of this Charter, the entire operation, navigation and management of the Vessel shall be and remain in the exclusive control and command of Owners.

3.	Duty to Maintain

a.	Throughout the Term, Owners shall exercise due diligence to maintain the Vessel in the conditions stipulated in Clause 1.

b.

If at any time while the Vessel is on hire under this Charter, the Vessel fails to comply with the requirements of Clauses 1(a) or 10, if and to the extent that such failure affects the time taken by the Vessel to perform any services under this Charter, hire shall be reduced by an amount equal to the value, calculated at the rate of hire, of the time so lost.

Any reduction of hire under this sub-Clause (b) shall be without prejudice to any other remedy available to Charterers, but where such reduction of hire is in respect of time lost, such time shall be excluded from any calculation under Clause 24 and Attachment II.

c.

If Owners are in breach of their obligation under Clause 3(a.) above, Charterers shall so notify Owners in writing; and if, after the expiry of 30 days following the receipt by Owners of any such notice, Owners have failed to demonstrate to Charterers’ reasonable satisfaction the exercise of due diligence as required in Clause 3(a), the Vessel may, at Charterers’ option, be off-hire and in such case, no further hire payments shall be due until Owners have so demonstrated that they are exercising such due diligence.

4.	Period Trading Limits

Owners agree to let and Charterers agrees to hire the Vessel for a period of three (3) years, plus or minus thirty (30) days at Charterers’ option. (Such three (3) year term and any extension, if applicable, hereinafter “Term”).

Charterers shall have the exclusive option to extend the Charter for two additional terms of two (2) years each on the same terms and conditions as provided herein provided they give written notice to Owners no less than two hundred seventy (270) days prior to the expiration of the initial Term or any extended Term.

The Vessel shall be delivered by Owners at a port in the U.S. Gulf Coast, to be selected by Charterers, excluding Florida and Charterers shall redeliver the Vessel clean and suitable for clean petroleum cargo no darker than 2.5 NPA to Owners at the end of the Term at a port in the U.S. Gulf Coast, excluding Florida, at Owners’ option, free of cargo and slops.

The Charterers shall be entitled to Worldwide trade always within American Institute warranty limits, with legal exclusions for US flag (currently Lebanon, Syria, North Korea, Cuba, Haiti, Etc.) and UN exclusions.

The Vessel shall be loaded, discharged, or lightened, at any port, place, berth, dock, anchorage, submarine line or alongside lighters or lightering vessels as Charterers may direct where practical considering specific Vessel design limitations. Notwithstanding anything contained in this clause or any other provisions of this Charter, Charterers do not warrant the safety of any port, berth, dock, anchorage, submarine line or any other place and shall not be liable for any loss, damage, injury, or delay resulting from conditions at such ports, berths, docks, anchorages, submarine lines or other places not caused by Charterers’ fault or neglect or which could have been avoided by the exercise of reasonable care on the part of the master or Owners.

Charterers shall use due diligence to ensure that the Vessel is only employed between and at safe places (which expression when used in this Charter shall include ports, berths, wharves, docks, anchorages, submarine lines, alongside vessels or lighters, and other locations (including locations at sea) where she can safely lie always afloat. Owner has the right to reject any port or berth deemed not safe in the judgment of the Master.

5.	Date of Delivery

Initial Delivery Window: *** to ***.

At least one hundred twenty (120) days prior to the first day of the initial delivery window, Owners will provide Charterers with a firm ninety (90) day delivery window. At least ninety (90) days prior to the first day of the ninety (90) day delivery window, Owners will provide Charterers with a firm sixty (60) day delivery window. At least sixty (60) days prior to the first day of the sixty (60) day delivery window, Owners will provide Charterers with a firm thirty (30) day delivery window. At least thirty (30) days prior to the first day of the thirty (30) day delivery window, Owners will provide Charterers with a firm fifteen (15) day delivery window. At least fifteen (15) days prior to the first day of the fifteen (15) day delivery window, Owners will provide Charterers with a firm five (5) day delivery window. Such sixty (60), thirty (30), fifteen (15) and the five (5) day delivery windows shall not extend beyond the last day of the initial window. Commencement of the Term will begin when the Vessel is ready in all respects to begin the Charter at the delivery location. Charterers will use commercially reasonable efforts to accept the Vessel if completed prior to the initial delivery date.

If Owners do not deliver Vessel to Charterers within thirty (30) days of the last day of the five (5) day delivery window, Charterers may either terminate the Charter or extend the delivery window for up to an additional one hundred twenty (120) days, at Charterers’ option, commencing on the thirty first (31st) day following the last day of the five (5) day delivery window.

If Vessel delivers later than *** and Charterers do not exercise their cancellation option, Owners will make available one of their existing integrated tug barges (JACKSONVILLE-Class) for bridge transportation until such time as the Vessel is delivered. Freight during bridge period shall be at then-current market rates but not more then the hire provided for herein on a cost equivalent basis. In addition, a *** discount shall also apply during the bridge period.

6.	Owners to Provide

Owners undertake to provide and to pay for all provisions, wages, and shipping and discharging fees and all other expenses of the master, officers and crew; also, except as provided in Clause 32 for all insurance on the Vessel, for all deck, cabin and engine-room stores, and for water, for all drydocking, overhaul, maintenance and repairs to the Vessel; and for all fumigation expenses and de-rat certificates. Owners’ obligations under this Clause 6 extend to all liabilities for customs or import duties arising at any time during the performance of this Charter in relation to the personal effects of the master, officers and crew, and in relation to the stores, provisions and other matters aforesaid which Owners are to provide and pay for and Owners shall refund to Charterers any sums Charterers or their agents may have paid or been compelled to pay in respect of any such liability. Any amounts allowable in general average for wages and provisions and stores shall be credited to Charterers insofar as such amounts are in respect of a period when the Vessel is on-hire.

*** Indicates portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

7.	Charterers to Provide

Charterers shall provide and pay for all fuel, towage and pilotage and shall pay agency fees, port charges, expenses of loading and unloading cargoes, canal dues and all charges other than those payable by Owners in accordance with Clause 6 hereof, provided that all charges for the said items shall be for Owners’ account when such items are consumed, employed or incurred for Owners’ purposes or while the Vessel is off-hire (unless such items reasonably relate to any service given or distance made good and taken into account under Clause 24); and provided further that any fuel used in connection with a general average sacrifice or expenditure shall be paid for by Owners. Owners will order any and all fuels required by Vessel for Charterers. Owners will use best efforts to obtain lowest prices.

8.	Rate of Hire

Charterers shall pay for the use and hire of the Vessel at the following rate(s) and pro rata for any part of a day, from the time and date of her delivery (local time) until the time and date of her redelivery (local time) to Owners.

Year One	U.S. *** per day

Commencing with the first and second anniversary of this Charter during the initial three year Term, the hire shall be *** by ***; and for optional subsequent renewals, the hire shall be *** by *** commencing with the third anniversary of the Charter.

***

If Owners commit to a time charter with a three (3) year term with a commencement date within six months of delivery of Vessel to Charterers on a sistership to the Vessel designated herein, on more favorable charter hire terms than the terms herein, then this Charter shall be amended to duplicate such more favorable terms.

9.	Payment of Hire

Subject to Clause 3(c.), payment of hire shall be made in immediately available funds by ACH in U.S. Dollars to Owners’ account at

The Bank of New York
ABA No.: ***
Account Name: ***
For credit to GLA: ***
For final credit to: ***
Attention: ***

*** Indicates portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

on or prior to the first day of each month in advance, less:

a.	any hire paid which Charterers reasonably estimate to relate to off-hire periods;

b.	any amounts disbursed on Owners’ behalf, any advances and commission thereon, and charges which are for Owners’ account pursuant to any provision hereof; and

c.

any amount due or reasonably estimated to become due to Charterers under Clauses 3(b) or 24 and Attachment I hereof any such adjustments to be made at the due date for the next monthly payment after the facts have been ascertained. Charterers shall not be responsible for any delay or error by Owners’ bank in crediting Owners’ account provided that Charterers have made proper and timely payment.

In default of such proper and timely payment,

a.

Owners shall notify Charterers in writing of such default and Charterers shall within seven days of receipt of such notice pay to Owners the amount due including interest, failing which Owners may withdraw the Vessel from the service of Charterers without prejudice to any other rights Owners may have under this Charter or otherwise; and

b.

Interest on any amount due but not paid on the due date shall accrue from the day after that date up to and including the day when payment is made, at a rate per annum which shall be 1% above the U. S. Prime Interest Rate as published by the JPMorgan Chase Bank, N.A. in New York at 12:00 New York time on the due date or, if no such interest rate is published on that day, the interest rate published on the next preceding day on which such a rate was so published, computed on the basis of a 360 day year of twelve 30-day months, compounded semi-annually.

10.	Space Available to Charterers

The entire Vessel (including Owners’ suite) shall be at Charterers’ disposal, except deck cargo reserving only proper and sufficient space for the Vessel’s master, officers, crew, tackle, apparel, furniture, provisions and stores, provided that the weight of stores on board shall not, unless specially agreed, exceed the amount customary for tankers of its size at any time during the Term.

11.	Instructions and Logs

Charterers shall from time to time give the master all requisite instructions and sailing directions, and he shall keep a full and correct log of the voyage or voyages, which Charterers or their agents may inspect at any time. The master shall when ever requested furnish Charterers or their agents with a true copy of such log and with properly completed loading and discharging port sheets and voyage reports for each voyage and other returns as Charterers may require. Charterers shall be entitled to take copies at Owners’ expense of any such documents which are not provided by the master.

12.	Bills of Lading

a.

The master (although appointed by Owners) shall be under the orders and direction of Charterers as regards employment of the Vessel, agency and other arrangements, and shall sign bills of lading as Charterers or their agents may direct (subject always to Clauses 37 and 39) without prejudice to this Charter. Charterers shall indemnify Owners against all consequences or liabilities that may arise:

i

from signing bills of lading in accordance with the directions of Charterers, or their agents, to the extent that the terms of such bills of lading fail to conform to the requirements of this Charter, or except as provided in Clause 12(b.) from the master otherwise complying with Charterers’ or their agent’s orders; and

ii	from any irregularities in papers supplied by Charterers or their agents.

b.	Notwithstanding the foregoing, if order bills of lading are issued for the cargo, Owners shall not be obliged to comply with any orders from Charterers to discharge all or part of the cargo

i	at any place other than that shown on the bill of lading and/or

ii	without presentation of an original bill of lading, unless they have received from Charterers both written confirmation of such orders and an indemnity in a form acceptable to Owners.

13.	Conduct of Vessel’s Personnel

If Charterers complain of the conduct of the master or any of the officers or crew, Owners shall immediately investigate the complaint. If the complaint proves to be well founded, Owners shall, without delay, replace the master, officers or crew and Owners shall in any event communicate the result of their investigations to Charterers as soon as possible.

14.	Bunkers at Delivery and Redelivery

Charterers shall pay for all bunkers on board at the time of delivery at the actual price paid by Owners. On redelivery (whether at the end of the Term or at the time of an earlier termination of this Charter), Owners shall accept and pay for all bunkers remaining on board at actual price paid by Charterers. Owners shall provide to Charterers documentation evidencing the actual price of bunkers on board at delivery and redelivery.

15.	Stevedores, Pilots, Tugs

Owners shall be responsible for proper loading, stowage and discharge of all cargo. Owners shall plan load and discharge sequence and other operations before such operations occur in cooperation with terminal personnel. Owners shall ensure that the master strictly accounts for all cargo loaded and discharged. Owners shall indemnify and defend Charterers, their servants and agents against all losses, claims, responsibilities and liabilities arising in any way whatsoever from the employment of pilots and tugboats, who although employed by

Charterers shall be deemed to be the servants of and in the service of Owners and under their instructions (even if such pilots and tugboat personnel, are in fact the servants of Charterers, their agents or any affiliated company). This Clause 15 shall in no way limit Owners’ rights under Clause 35 General Average.

16.	Supernumeraries

The Vessel’s available accommodation shall be made available to Charterers or their representatives upon any voyage made under this Charter. Owners shall make available to Charterers or their representatives all provisions supplied to officers of the Vessel, except alcoholic beverages. Charterers shall reimburse Owners at the rate of $50 per day and pay for all communications expenses, at cost.

17.	Subletting/Assignment

Charterers may sublet the Vessel, but shall always remain responsible to Owners for due fulfillment of this Charter. Charterers may assign this Charter to any parent, subsidiary or affiliate with substantially equivalent net worth. Except as provided in the preceding sentence, Charterers shall not have the right to assign the Charter without consent of the Owners, such consent not to be unreasonably withheld.

18.	Final Voyage

If when a payment of hire is due hereunder, Charterers reasonably expect to redeliver the Vessel before the next payment of hire would fall due, the amount of hire to be paid shall be assessed on Charterers’ reasonable estimate of the time necessary to complete Charterers’ program up to redelivery and from which estimate Charterers may deduct amounts due or reasonably expected to become due for;

a.	disbursements on Owners’ behalf or charges for Owners’ account pursuant to any provision hereof; and

b.	bunkers on board at redelivery pursuant to Clause 14.

Promptly after redelivery, any overpayment shall be refunded by Owners or any underpayment made good by Charterers. If at the time this Charter would otherwise terminate in accordance with Clause 4 the Vessel is on a ballast voyage to a port of redelivery or is upon a laden voyage, Charterers shall continue to have the use of the Vessel at the same rate and conditions as provided herein for as long as necessary to complete such ballast voyage or to complete such laden voyage and return to a port of redelivery as provided by this Charter, as the case may be.

19.	Loss of Vessel

Should the Vessel be lost, this Charter shall terminate and hire shall cease at noon on the day of her loss; should the Vessel be a constructive total loss, this Charter shall terminate and hire shall cease at noon on the day on which the Vessel’s underwriters agree that the Vessel is a constructive total loss; should the Vessel be missing, this Charter shall terminate and hire shall cease at noon on the day on which she was last heard of. Any hire paid in advance and not earned shall be returned to Charterers and Owners shall reimburse Charterers for the value of the estimated quantity of bunkers on board at the time of termination, at the price paid by Charterers at the last bunkering port.

20.	Off-hire

a.

In the event of loss of time from breakdown of machinery, regulatory issues involving Vessel or Owners, collision, stranding, fire or other accident or damage to the Vessel, not caused by the fault of the Charterers, preventing the working of the Vessel for more than six (6) consecutive hours, provided that loss of time shall not be construed to include time spent performing voyage repairs, preventative maintenance or regulatory inspections during waiting periods where such work will not interfere with next arrival time specified in Charterers’ voyage orders, or in the event of loss of time from deficiency of men or stores, breach of orders or neglect of duty by the master, officers, or crew, or from deviation for the purpose of landing any injured or ill person on board other than any person who may be carried at Charterers’ request, payment of hire shall cease for all time lost until the Vessel is again ready and in an efficient state to resume her service and has regained a point of progress equivalent to that when the hire ceased hereunder: cost of fuel consumed while the Vessel is off hire hereunder, as well as all port charges, pilotages, and other expenses incurred during such period and consequent upon the putting in to any port or place other than to which the Vessel is bound, shall be borne by the Owners; but should the Vessel be driven into port or to anchorage by stress of weather or on account of accident to her cargo due to the negligence of the Charterers such loss of time , shall be for Charterers’ account. Vessel shall provide Charterers with written notice when the Vessel goes back on hire. If upon the voyage the speed of the Vessel be reduced or her fuel consumption increased by breakdown, casualty, or inefficiency of master, officers, or crew, so as to cause a delay of more than twenty-four hours in arriving at the Vessel’s next port or an excess consumption of more than one day’s fuel, hire for the time lost and cost of extra fuel consumed, if any, shall be borne by the Owner. Any delay by ice or time spent in quarantine shall be for Charterers’ account. Any loss of time through detention by authorities as a result of proven charges of smuggling or of other infractions of law by the master, officers, or any of the members of the crew shall be for Owners’ account.

b.

If the Vessel fails to proceed at any guaranteed speed pursuant to Clause 24, unless Charterers direct Vessel to perform at reduced speed, the period for which the Vessel shall be off-hire shall be the difference between the time the Vessel would have performed the service at such guaranteed speed and the time actually taken (including lost time). An example of this calculation is provided in Attachment I. If the periods of time lost for which hire does not cease to be payable under the foregoing provisions of this Clause because each such period or delay is not of more than six (6) hours duration exceed in the aggregate seventy-two (72) hours in any Charter Party year (and pro-rata for part of a year), hire shall not be payable for the excess and any hire overpaid by the Charterers shall be repaid by the Owners.

c.

In the event of loss of time by detention of the Vessel by authorities at any place in consequence of legal proceeding against the Vessel or the Owners for any reason not caused by or contributed to Charterers, payment of Charter hire shall cease for all time so lost. Cost of fuel and water consumed as well as all additional port charges, pilotages, and other expenses incurred during the time so lost shall be borne by the Owners.

d.

Time during which the Vessel is off-hire under this Charter shall count as part of the Term. However, Charterers have the option to extend the Term of the Charter for all or any period of time the Vessel was off-hire by providing Owners with a minimum of ninety (90) days written notice prior to the end of the initial Term or any extended Term, if applicable. If or when Charterers give notice to Owners that they will extend the Term of the Charter for all or any period of time the Vessel was off-hire, the applicable rate of hire at the time the notice is given shall apply for the rate of hire during the extended period.

21.	Termination

a.

In the event the Vessel is off-hire for: (i) one hundred eighty (180) days in the event of a casualty not due to the fault of Vessel or Owners, (ii) sixty (60) consecutive days due to any other cause, or (iii) the Vessel is off-hire for a total of sixty (60) days in any period of three hundred and sixty-five (365) days and in any case, the Vessel being off-hire is not due to the fault of Charterers, Charterers shall have the right for forty five (45) days immediately following the event causing the off-hire to terminate the Charter on written notice to Owners. However, Owners retain the right to provide Charterers with a substitute Vessel as provided in Clause 52 below. Time for periodic dry docking required by applicable U.S. Coast Guard or classification society rules or regulations shall not be used in calculating any sixty (60) day period the Vessel is off-hire. Such termination shall be effective as provided in the notice from Charterers and Charterers shall not be liable for any costs associated with movement at the Vessel from where she lies on the date of termination. In the event of termination of this Charter in accordance with this Clause 21a, Charterers shall not be liable for any hire from and after the effective date of termination nor for loss of any profits or any other damages whatsoever as a result of such termination.

b.

In the event of termination of the Charter for any reason, Owners shall reimburse Charterers for the quantity of bunkers on board at the time of termination, at the price paid by Charterers at the last bunkering point.

22.	Periodical Docking

a.

Owners have the right and obligation to dry dock the Vessel as required by U.S. Coast Guard and applicable classification society regulation and rules. Owners shall offer a port and date for such periodical drydocking and Charterers shall take all reasonable steps to make the Vessel available as near to such date as practicable. Owners shall provide Charterers with written notice of the date the Vessel should be made available for drydocking at least ninety (90) days in advance. Owners shall provide Charterers a minimum of ten (10) days prior written notice of the date the Vessel will be released from drydock. If a replacement vessel is needed during any drydocking periods, Charterers shall give Owners the first right of refusal to provide a replacement vessel at the same terms and conditions as this Charter.

Owners shall put the Vessel in drydock at their expense as soon as practicable after Charterers place the Vessel at Owners’ disposal clear of cargo other than tank washings and residues. Charterers shall be responsible for disposal cost of all cargo and tank washing residue associated with cleaning the cargo tanks in preparation of the periodical docking.

b.

If Owners require the Vessel to carry out periodical drydocking at a special port selected by them, the Vessel shall be off-hire from the time when she is released to proceed to the special port until she next presents for loading at the load port designated by Charterers, provided, however, that Charterers shall credit Owners with the time which would have been taken on passage at the service speed had the Vessel not proceeded to drydock. All fuel consumed shall be paid for by Owners, but Charterers shall credit Owners with the value of the fuel which would have been used on such notional passage calculated at the guaranteed daily consumption for the service speed and shall further credit Owners with any benefit they may gain in purchasing bunkers at the special port.

c.

Charterers shall, insofar as cleaning for periodical drydocking may have reduced the amount of tank-cleaning necessary to meet Charterers’ requirements, credit Owners with the value of any bunkers which Charterers calculate to have been saved thereby.

23.	Ship Inspection

Charterers shall have the right at any time before and during the Term and during construction, subject to shipyard schedule and rules, to make such inspection of the Vessel, provided Charterers’ representatives sign Owners’ P and I Club’s usual Letter of Indemnity upon boarding the Vessel, and to review Owners’ operations and procedures as they may consider appropriate. Charterers’ representatives will comply with Owners’ standing instructions and policies, and master’s directions. This right may be exercised as often and at such intervals as Charterers in their absolute discretion may determine and whether the Vessel is in port, drydock or on passage, provided Charterers have given Owners adequate advance notice and Vessel shall not be delayed by such inspection. Owners shall provide all necessary cooperation and accommodation on board provided, however,

a.

that neither the exercise nor the non-exercise, nor anything done or not done in the exercise or non-exercise, by Charterers of such right shall in any way reduce the master’s or Owners’ authority over, or responsibility to Charterers or third parties for, the Vessel and every aspect of her operation, nor increase Charterers’ responsibilities to Owners or third parties for the same; and

b.

except for any default caused by their gross negligence or intentional misconduct, Charterers shall not be liable for any act, neglect or default by themselves, their servants or agents in the exercise or non-exercise of the aforesaid right.

24.	Detailed Description and Performance

Owners warrant that the Vessel is capable of maintaining and shall maintain consistent with safety throughout the period of this Charter on all sea passages from seabuoy to seabuoy, unless otherwise ordered by Charterers, ***. The above fuel warranties are exclusive of tank cleaning operations and cargo heating and no warranty for fuel consumption for tank cleaning operation, inerting operations, or cargo heating is implied. There will be a tolerance range for performance calculation purposes of ***. Over performance in speed or consumption will offset any under performance in the other; however, under no circumstances will additional hire be owed.

Speed will be determined by taking *** by the Vessel when it is routed in accordance with Charterers’ instructions whichever is more, less the actual reported seabuoy to dock distances for voyage divided by the total hours at sea as shown in log books, excluding stops at sea and any part of a sea passage covered by an off-hire calculation. If the distance for a passage is not available from the published “table”, distance will be that requested and obtained from BP.

In the event Vessel is ordered by Charterers to deviate during a voyage or deviates for the purpose of safe navigation, such deviation miles and hours shall be recorded by the Master on the voyage abstract. The deviation miles shall be added to the BP Table Distance for the voyage performed to determine the actual speed and charter party time for the voyage.

Charterers are entitled to the full capabilities of the Vessel, and Owners warrant that the Vessel is capable of discharging an entire homogenous cargo, provided that the cargo is reachable by the Vessel’s pumps and meets the specifications provided at Clause lb, *** at ship’s rail during the discharge, except while stripping, provided shore facilities permit. An additional *** shall be added to the pumping time warranty for each additional discharge terminal. Owners will ensure that a working pressure gauge is attached to each cargo manifold in use during the entire discharging operations, and ship and shore pressures are recorded at least every 2 working hours. On completion of discharge, Owners will submit to Charterers a copy of recorded pressures (ship and shore) to be signed by receiving terminal representative and by the Master.

In calculating the Vessel’s performance, Charterers will exclude the time lost by reason of passage in waters where maintaining full speed is hazardous in the master’s judgment or where fog is present or where speed is restricted by local authorities, governments or others. (See Attachment I for sample performance calculations.)

Standard industry forms as mutually agreed to by both Charterers and Owners are to be submitted to Charterers to document speed and fuel consumption.

*** Indicates portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

It is understood that separate accounts are to be maintained by Vessel for bunkers for consumption while steaming, tank cleaning and while in port for hotel and pumping.

25.	Salvage

Subject to the provisions of Clause 20 (Off-hire) hereof, all loss of time and all expenses incurred in saving or attempting to save life or in successful or unsuccessful attempts at salvage shall be paid solely by Owners, and Charterers shall not be liable to contribute towards any salvage payable by Owners arising in any way out of services rendered under this Clause 25. The Vessel shall be off-hire during any such time. All salvage and all proceeds from derelicts shall be payable solely to Owners.

26.	Lien

Notwithstanding any other provision of this Charter to the contrary, Owners shall have a lien upon all cargoes and all freights, sub-freights and demurrage for any amounts due under this Charter. Charterers shall have a lien on the Vessel for all monies paid in advance and not earned, and for all claims for damages arising from any breach by Owners of this Charter.

Except as provided in the following sentence, Charterers agree that any lien arising against the Vessel under this Charter or with respect to Owners’ performance hereunder shall be subject and subordinate in all respects to the lien of any mortgage upon, or which Owner may hereafter place upon, the Vessel and the rights of the mortgagee thereunder. As part of the consideration for this Charter, Owners shall obtain from any holder of a mortgage on the Vessel a reasonable and customary attornment agreement for the benefit of Charterers whereby so long as no breach or default under this Charter has occurred where Owners may terminate the Charter, Charterers shall have quiet possession and shall not be disturbed in their use of the Vessel and the Charter shall continue in full force and the mortgagee will not assert against Charterers any right or remedies it may have under any mortgage. Charterers agree upon request of the Owners to execute an instrument in favor of such mortgagee confirming the subordination provided for herein. Charterers will not unreasonably object to executing any documents confirming such mortgage and any reasonable request for assignment with respect to the hire.

27.	Exceptions

a.

The Vessel, her master and Owners shall not, unless otherwise expressly provided in this Charter, be liable for any loss or damage or delay or failure arising or resulting from any act, neglect or default of the master, pilots, mariners or other servants of Owners in the navigation or management of the Vessel; fire, unless caused by the actual fault or privity of Owners; collision or stranding; dangers and accidents of the sea; explosion, bursting of boilers, breakage of shafts or any latent defect in hull, equipment or machinery: provided, however, that Clauses 1, 2, 3 and 24 hereof shall be unaffected by the foregoing. Further, neither the Vessel, her master or Owners, nor Charterers shall, unless otherwise in this Charter expressly provided, be liable for any loss or damage or delay or failure in performance hereunder arising or resulting from act of God, act of war, seizure under legal process, quarantine restrictions, strikes, lock-outs, riots, restraints of labor, civil commotions or arrest or restraint of princes, rulers or people, or acts of terrorism.

b.	The Vessel shall have liberty to sail with or without pilots, to tow or go to the assistance of vessels in distress and to deviate for the purpose of saving life or property.

c.	Clause 27 (a) shall not apply to or affect any liability of Owners or the Vessel or any other relevant person:

i	arising from or prescribed by the application of the Oil Pollution Act of 1990 or any other state law or regulatory regime to any oil spills by the Vessel;

ii	arising from or related to claims by applying to third-parties against Owners for damages caused by any oil spills by the Vessel; or

iii

in respect of loss or damage caused to any berth, jetty, dock, dolphin, buoy, mooring line, pipe or crane or other works or equipment whatsoever at or near any place to which the Vessel may proceed under this Charter, whether or not such works or equipment belong to Charterers, provided that Owners shall not be responsible for any of the foregoing loss or damage caused by an Act of God, act of war, riots or acts of civil commotion, or acts of terrorism, or negligence of Charterers or defects in Charterers’ facilities or equipment.

d.

In particular and without limitation, the foregoing subsections (a) and (b) of this Clause shall not apply to or in any way affect any provision in this Charter relating to off-hire or to reduction of hire.

28.	Injurious Cargoes

No acids, explosives or cargoes injurious to the Vessel shall be shipped and without prejudice to the foregoing any damage to the Vessel caused by the shipment of any such cargo, and the time taken to repair such damage, shall be for Charterers’ account. No voyage shall be undertaken, nor any goods or cargoes loaded, that would expose the Vessel to capture or seizure by rulers or governments.

29.	Grade of Bunkers

Charterers shall supply fuel oil for the main propulsion engine having a maximum viscosity up to CST 380. The below table detailing particulars in the main propulsion engine fuel shall be closely adhered to; however, if a particulate specification(s) is exceeded, Owners shall be notified for final approval. Sensitivity ranges for the fuel specs shall be as called for by the manufacturer of the Vessel’s main engines.

The fuel supplied must be a homogeneous hydrocarbon fuel of merchantable quality that conforms to standard industry & customs and practices. It must not contain any toxic, hazardous or non-petroleum contaminants and conform to the following ISO standards including Appendix B1 with AL @ 30 PPM maximum and TSE Q 0.10% wt. maximum.

FUEL CHARACTERISTICS

Based on ISO type             IFO 380 grade RMG 35

Viscosity (cSt @50C) MIN 280	MAX 380
Sulphur (may be reduced due to EPA/IMO rules)	MAX 3%
Vanadium (Mg/KG) (checking)	MAX 200
Vacuum gas oil not to be supplied as bunkers
Bunkers not to contain waste oils or propylene fibers

1 The original agreement does not include Appendix B.

NOTE: Fuel specification to strictly adhere to the following requirements:

Fuels shall be in accordance with ISO 8217 International Standards – 2005 Edition.

Fuels shall not include any added substances or chemical waste which would jeopardize the safety of the Vessel or adversely affect the performance of the machinery and power plant of same.

Fuels shall not be harmful to personnel or contribute to additional air pollution and the exhaust from the engine must conform to EPA and IMO emission requirements

Fuels should not contain used lubricating oil, fuels made from used lubricating oil or inorganic acids.

30.	Laying-Up

Charterers shall have the option, after consultation with Owners, of requiring Owners to lay up the Vessel at a safe place nominated by Charterers, in which case the hire provided for under this Charter shall be adjusted to reflect any net increases in expenditure reasonably incurred or any net saving which should reasonably be made by Owners as a result of such lay-up. Charterers may exercise the said option any number of times during the Term. The minimum lay-up period is 60 days.

31.	Requisition

Should the Vessel be requisitioned by any government, de facto or de jure, during the Term of this Charter, the Vessel shall be off-hire during the period of such requisition and any hire paid by such government in respect of such requisition period shall be for Owners’ account. Any such requisition period shall count as part of the Term.

32.	Additional War Expenses

If the Vessel is ordered to trade in areas where there is war (de facto or de jure) or threat of war, Charterers shall reimburse Owners for any additional insurance premiums, crew bonuses and other expenses which are reasonably incurred by Owners as a consequence of such orders, provided that Charterers are given notice of such expenses as soon as practicable.

33.	War Risks

a.

The master shall not be required or bound to sign bills of lading for any place which in his or Owners’ reasonable opinion is dangerous or impossible for the Vessel to enter or reach owing to any blockade, war, hostilities, warlike operations, civil war, civil commotion or revolutions.

b.

If in the reasonable opinion of the master or Owners it becomes, under the operation of international law, dangerous, impossible or prohibited for the Vessel to reach or enter or to load or discharge cargo at, any place to which the Vessel has been ordered pursuant to this Charter (a “place of peril”), then Charterers or their agents shall be immediately notified by telex, email or radio messages, and Charterers shall thereupon have the right to order the cargo, or such part of it as may be affected, to be loaded or discharged, as the case may be, at any other place within the trading limits of this Charter (provided such other place is not itself a place of peril). If any place of discharge is or becomes a place of peril, and no orders have been received from Charterers or their agents within 48 hours after dispatch of such messages, then Owners shall be at liberty to discharge the cargo or such part of it as may be affected at any place which they or the master may in their or his discretion select within the trading limits of this Charter and such discharge shall be deemed to be due fulfillment of Owners’ obligations under this Charter so far as cargo so discharged is concerned.

c.

The Vessel shall have liberty to comply with any directions or recommendations as to departure, arrival, routes, ports of call, stoppages, destinations, zones, waters, delivery or in any other wise whatsoever given by the government of the state under whose flag the Vessel sails or any other government or local authority or by any person or body acting or purporting to act as or with the authority of any such government or local authority including any de facto government or local authority or by any person or body acting or purporting to act as or with the authority of any such government or local authority or by any committee or person having under the terms of the war risks insurance on the Vessel the right to give any such directions or recommendations. If by reason of or in compliance with any such directions or recommendations anything is done or is not done, such shall not be deemed a deviation.

If by reason of or in compliance with any such direction or recommendation the Vessel does not proceed to any place of discharge to which she has been ordered pursuant to this Charter, the Vessel may proceed to any place which the master or Owners in his or their discretion select and there discharge the cargo or such part of it as may be affected. Such discharge shall be deemed to be due fulfillment of Owners obligations under this Charter so far as cargo so discharged is concerned.

All bills of lading issued under this Charter shall contain the Chamber of Shipping War Risks Clause 1952.

34.	Both to Blame Collision Cause

If the liability for any collision in which the Vessel is involved while performing this Charter fails to be determined in accordance with the laws of the United States of America, the following provision shall apply:

“If the ship comes into collision with another ship as a result of the negligence of the other ship and any act, neglect or default of the master, mariner, pilot or the servants of the carrier in the navigation or in the management of the ship, the owners of the cargo carried hereunder will indemnify the carrier against all loss, or liability to the other or non-carrying ship or her owners in so far as such loss or liability represents loss of or damage to, or any claim whatsoever of the owners of the said cargo to the extent paid by the other or non-carrying ship or her owners to the owners of the said cargo and set off, recouped or recovered by the other or non-carrying ship or her owners as part of their claim against the carrying ship or carrier.

The foregoing provisions shall also apply where the owners, operators or those in charge of any ship or ships or objects other than, or in addition to, the colliding ships or objects are at fault in respect of a collision or contact.”

All bills of lading issued under this Charter shall contain a provision in the foregoing terms.

35.	General Average

General average shall be adjusted according to the York/Antwerp Rules, 1994, in New York in accordance with the law and practice of the United States of America

36.	New Jason Clause

In the event of accident, danger, damage or disaster before or after the commencement of the voyage, resulting from any cause whatsoever, whether due to negligence or not, for which, or for the consequence of which, the carrier is not responsible by statute, contract or otherwise, the cargo, shippers, consignees or owners of the cargo shall contribute with the carrier in general average to the payment of any sacrifices, losses or expenses of a general average nature that may be made or incurred and shall pay salvage special charges incurred in respect of the cargo.

If a salving ship is owned or operated by the carrier, salvage shall be paid for as fully as if the said salving ship or ships belonged to strangers. Such deposit as the carrier or his agents may deem sufficient to the estimated contribution of the cargo and any salvage and special charges thereon shall, if required, be made by the cargo, shippers, consignees or owners of the cargo to the carrier before delivery.

All bills of lading issued under this Charter shall contain this New Jason Clause.

37.	Clause Paramount

This Charter and any bill of lading issued under this Charter shall incorporate fully the provisions of the United States Carriage of Goods by Sea Act and any amendments enacted during the term of this Charter.

38.	Notification

Owners shall promptly notify Charterers (as provided at Clause 61) of any discharge or significant threat of a discharge, marine casualty, hazardous condition or serious personal injury. If cargo is discharged, Charterers may, at their option, and upon notice to Owners, undertake measures to prevent or mitigate pollution, unless Owners promptly and fully undertake the same. Any measures taken by Charterers shall be at Owners’ expense, except to the extent Charterers caused such discharge. Owners will not raise or plead as a defense to a claim for reimbursement by Charterers that Charterers acted as a volunteer and does and shall waive any such defense of ‘volunteer’.

39.	Export Restrictions

The master shall not be required or bound to sign bills of lading for the carriage of cargo to any place to which export of such cargo is prohibited under the laws, rules or regulations of the country in which the cargo was produced and/or shipped. Charterers shall procure that all bills of lading issued under this Charter shall contain the following clause:

“If any laws rules or regulations applied by the government of the country in which the cargo was produced and/or shipped, or any relevant agency thereof, impose a prohibition on export of the cargo to the place of discharge designated in or ordered under this bill of lading, carriers shall be entitled to require cargo owners forthwith to nominate an alternative discharge place for the discharge of the cargo, or such part of it as may be affected, which alternative place shall not be subject to the prohibition, and carriers shall be entitled to accept orders from cargo owners to proceed to and discharge at such alternative place. If cargo owners fail to nominate an alternative place within 72 hours after they or their agents have received from carriers notice of such prohibition, carriers shall be at liberty to discharge the cargo or such part of it as may be affected by the prohibition at any safe place on which they or the master may in their or his absolute discretion decide and which is not subject to the prohibition, and such discharge shall constitute due performance of the contract contained in this bill of lading so far as the cargo so discharged is concerned”.

The foregoing provision shall apply mutatis mutandis to this Charter, the references to a bill of lading being deemed to be references to this Charter.

40.	***

***

41.	Laws/Dispute Resolution

This Charter shall be construed and governed by the General Maritime Laws of the United States. Without limiting the foregoing in any way and except as provided below, it is expressly understood and agreed that each Party consents to the exclusive jurisdiction of the United States District Court for the Southern District of New York with regard to all disputes hereunder, without recourse to arbitration. In the event the United States District Court for the Southern District of New York lacks subject matter jurisdiction, then the parties consent to the exclusive jurisdictions of the state courts of New York located in New York County, New York. Notwithstanding anything contained herein to the contrary, should the sum claimed by each Party not exceed U.S. $500,000 (exclusive of interest on the sum claimed, costs of the arbitration and legal expenses, if any), the dispute shall be arbitrated and governed by the then current ‘shortened arbitration procedure’ of the Society of Maritime Arbitrators, Inc. (SMA) in New York, New York.

*** Indicates portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

All Parties further agree to waive any defense of lack of personal jurisdiction, improper venue, and/or inconvenient forum, and thus agree to submit themselves to the jurisdiction of these courts.

All Parties further agree to accept service of any summons, complaint or other legal process in any such action, suit or proceeding by registered or certified U.S. mail, postage prepaid, to it at the address for notices set forth in the Contract.

42.	Heading

The headings of Clauses are for convenience of reference only and shall not affect the interpretation of this Charter.

43.	Waiver

No modification, waiver or discharge of any term of this Charter shall be valid unless in writing and signed by the party to be charged therewith.

44.	Extension Of Benefits

All exceptions, exemptions, defenses immunities, limitations of liability, privileges and conditions granted by this Charter or by any applicable statute for the benefit of the Owners or Charterers shall also apply to and for the benefit of the Vessel, the master, officers and crew of the Vessel and to and for the benefit of all affiliates of Owners or Charterers, as well as all directors, officers, employees and agents of said entities, and to and for the benefit of all parties performing services for or on behalf of the Vessel or Owners or Charterers as employees, servants, agents, contractors or subcontractors (including, without limitation, stevedores and terminal operators), and directors, officers, employees, servants, agents and subcontractors of such parties.

45.	Consequential Damages

Except as otherwise provided herein, Charterers, Owners and their parents, subsidiaries, affiliates and the Vessel will not in any event be responsible for special or consequential damages, including without limitation, extra expense, loss of profits, loss of use, whether resulting from negligence, breach of this Charter or otherwise and even if such damages were foreseeable.

46.	In-Transit Loss & Cargo Retention

During the Term of and at termination of this Charter, Owners shall be liable for in transit loss of cargo above 0.25% for clean petroleum products or 0.5% for dirty petroleum products and for any cargo remaining on board and reachable by Vessel’s pumps after final discharge under this Charter. At the annual anniversary date of this Charter and at the end of this Charter, Owners shall provide to Charterers an accounting of cargo loss from the preceding accounting (or beginning of Charter) by voyage and commodity. The final report shall also include cargo remaining on board. In transit loss is defined as the difference between the API total calculated vessel volumes after loading and before unloading. Cargo quantities will be determined by independent inspectors accompanied by Vessel personnel and the inspectors’ determination will be final. Owners shall have the burden of proving, by preponderance of evidence, any otherwise available defense respecting a loss above 0.25% for clean petroleum products or 0.5% for dirty petroleum products. Charterers may make a claim for an amount equal to the value of such lost and remaining cargo at the load port plus hire due with respect thereto. Any action or lack of action pursuant to this provision shall be without prejudice to any rights or obligations of the parties.

47.	Sensitive Marine Areas

When transiting the Florida Straits area, including Key Biscayne, the Dry Tortugas and areas between, the Vessel shall maintain no less than the required minimum distance off the outer navigational aids marking any reefs. The Vessel shall avoid operating near or within National Marine Sanctuaries as much as possible. The rate of hire includes all compensation for Vessel track taken.

48.	Hot Work Permit

Owner shall obtain express written permission from the terminal manager at the loadport or discharge port, as applicable before performing any welding, acetylene cutting, or similar activities which could ignite flammable vapors and shall strictly follow any instructions given by said manager.

49.	Cure

If Owners are in breach of any obligation herein, Charterers may notify Owners in writing. If after the expiry of 30 days following Owners’ receipt of such notice, Owners have failed to demonstrate to Charterers’ reasonable satisfaction the exercise of due diligence to fully cure said breach, the Vessel shall be off-hire until Owners have cured said breach or Charterers deem said breach to have been sufficiently cured. In the later instances, Owners’ obligation to full cure said breach shall remain.

50.	Schedule

Before commencing a voyage, the master will establish a transit schedule so that Owners and Charterers know where the Vessel should be at 6 hour intervals in order to maintain the schedule. If the master experiences or foresees any delays in transit, the master shall notify Charterers of such delay as promptly as possible, and will make best efforts considering safety to respond no later than 1 hour after the delay occurs. The master shall send ETA notices to Charterers and terminals at load and discharge ports 72, 48, 24, and 12 hours in advance. Further, each business day, master will send to Charterers a transit schedule for the 2 voyages next following the then current voyage. To the extent Vessel fails to comply with the requirements of this Clause 50 and the Vessel is delayed in arriving at its berth, such time delay shall be considered as time off-hire.

51.	Speed Change

Charterers shall have the option, exercisable at any time while Vessel is at sea, of instructing the Vessel to perform at reduced or increased speeds, consistent with safe operation of the Vessel as determined by her master. During periods of reduced speed or increased speed ordered by Charterers, no speed or fuel consumption warranties shall apply.

52.	Vessel Substitution

Should the Vessel (i) be lost or become a constructive total loss, (ii) in Owners’ judgment, be expected to be off-hire for a term exceeding sixty (60) days, excluding time for periodic dry docking required by applicable U.S. Coast Guard or classification rules or regulations, or (iii) otherwise be off-hire for the reason described in Clause 21b. above, Owners have the option to substitute a similar U.S. Flag vessel with same or greater speed, same or lower fuel consumption, and same or less draft always subject to Charterers’ approval which shall not be unreasonably withheld. Charterers approval or disapproval of a substitute vessel shall be given within fifteen (15) days of the later to occur of Owners’ written notification to Charterers of the proposed substitution or Charterer’s completion of inspection of the substitute vessel.

If Owners do not elect to exercise this option within thirty (30) days from the date of the Vessel’s loss, this Charter shall be terminated as of the date the Vessel was lost or becomes a constructive total loss without any liability on the part of Charterers, except that Charterers shall be liable for their obligations hereunder up to the date of such loss.

53.	Ship Managers

***

54.	Audit

Owners shall retain all records and accounts related to the services under this Charter for at least two (2) years from the completion date of any services. Owners shall permit Charterers access to, either in the field or at the home office, for review and audit, at all reasonable times, records and accounts relating to the services including but not limited to, amounts invoiced to Charterers under this Charter, USCG reports, and supporting documentation. Owners shall respond in writing to Charterers within 30 days of submission by Charterers of its audit findings; any such findings shall be deemed correct absent a timely, specific response. Owners and Charterers shall work diligently to resolve any differences with respect to the audit. Any adjustments or payments which must be made as a result of any such audit, inspection or examination of Owners’ invoices or records shall be made available within 30 days of resolution of any adjustments to be made.

*** Indicates portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

55.	Warranty

a.	Owners warrant at the time of delivery of the Vessel:

i

to have submitted to the USCG a Vessel Response Plan (VRP) compliant with the Oil Pollution Act of 1990 and with the USCG Navigational and Vessel Inspection Circular Number 8 of 1992 (NAVIC 8-92), and with any subsequent rules and regulations.

ii	that the Vessel will be operated in compliance with VRP requirements.

iii

the Vessel has a properly functioning inert gas system (IGS) and her officers and crew are experienced in the operation of that system. Owners warrant that the Vessel will arrive at load port(s) with cargo tanks inerted and that cargo tanks will remain inerted throughout the voyage and during discharge. Owners further warrant that the IGS will be operated in such a manner as to avoid venting hydrocarbon vapors to the atmosphere and that ballasting operations will be conducted in compliance with all IMO regulations.

b.

Owners further warrant that at the time of delivery of the Vessel to the best of their knowledge the veracity of the completed Vessel questionnaire, the latest USCG Certificate of Inspection, the latest class status summary, and the Condition Evaluation Report from Vessel’s ESP file (all of which will be provided, from time to time upon Charterers’ request).

56.	Insurance and Indemnity

a.

i   Vessel will have in place, and will continue throughout the Term, hull insurance and protection and indemnity (P&I) insurance coverage, for its full value and tonnage, no less in scope and amounts than available under the rules of P&I clubs entered into the international group of P&I clubs, including pollution risks to the maximum amount available in such club (currently US$ 1 billion), full crew coverage and collision coverage. All premiums and deductibles shall be for Owners’ account. Said policies shall name Charterers as a joint insured. When the Vessel is required to carry dirty petroleum cargoes (including lube oils) or crude oil the actual cost of additional insurance premium incurred by Owners shall be for Charterers’ account.

ii	Owners shall look to and exhaust all recovery from the above and other policies before seeking any recovery from Charterers. This shall in no way limit Owners’ rights under Clause 35 General Average.

iii

Owners have an active policy on Drug and Alcohol Abuse (“Policy”) applicable to the Vessel which meets or exceeds the standards in the OCIMF Guidelines for the Control of Drugs and Alcohol Onboard Ship. The Policy will remain in effect during the term of this Charter and Owners shall exercise due diligence to ensure that the Policy is fully implemented and complied with.

b.

Owners shall indemnify, defend, and hold harmless Charterers, against any loss, damage, claim, suit, liability, penalty, fine, judgment, cost or expense (including reasonable attorney fees and other costs of litigation) resulting from, associated with or arising out of (i) bodily injury, including death, of any person, (ii) property damage (excluding damage or loss to the product) including damage to natural resources, or (iii) discharges, spills, or leaks of product or other materials or products, including but not limited to the cost of assessment and remediation, arising out of or in connection with this Charter or the operation of the Vessel, except to the extent any such loss, damage, claim, suit, liability, penalty, fine, judgment, cost or expense resulted from the negligence or willful misconduct of Charterers. This shall in no way limit Owners’ rights under Clause 35 General Average.

If any product is spilled, leaked or discharged from the Vessel or if any other environmentally polluting discharge related to the performance of this Charter (an “Incident”) occurs, Owners shall have sole responsibility for responding to such product spills, leaks or discharges or other environmentally polluting discharge and shall immediately begin, and then follow through to completion, containment and clean-up operations, as deemed appropriate by Owners, to respond to any threat to human health, property, or the environment, and as required by law, regulation or order of governmental authorities (the “Response”). Owners shall immediately notify Charterers of such Incident and shall notify governmental authorities to the extent required by, and in accordance with, law. The cost of such Response (as between Owners and Charterers) shall be borne by Owners, and Owners shall defend, indemnify and hold harmless Charterers from all third-party and government claims arising out of the Incident (including court costs, litigation expenses and attorney fees actually incurred), except to the extent any such costs or claims resulted from the negligence or willful misconduct of Charterers.

57.	Owners’ Compliance With Laws And Regulations

a.

Owners represent and warrant at the time of delivery and during the Term that the Vessel is in full compliance with all applicable United States laws, regulations, rules, ordinances, decrees, international conventions and any other applicable directives of the country of vessel registry and any locale to which the Vessel may be directed or may proceed in connection with the Charter, related to vessel navigation, manning, operation, safety, design, construction, maintenance, equipment, size and capacity, and pollution prevention, including MARPOL 1973/1978, SOLAS 1974/1978/1981/1983 (including the International Safety Management or ISM Code, both vessel and her Manager comply), Load Line 1966/1971/1973/1979, 72 COLREGS, U.S. Port and Tanker Safety Act, U.S. Federal Water Pollution Control Act, U.S. Oil Pollution Act of 1990, and Vessel’s classification society rules, with all applicable amendments (hereinafter collectively referred to as “applicable laws and regulations”). Owners further represent and warrant that Vessel shall have on board, during the currency of the Charter, all certificates, records and other documentation required by applicable laws and regulations.

b.	In addition to the above, Owners further represent and warrant that they and the Vessel are and shall continue to be, during the currency of the Charter, in full compliance with applicable laws and regulations, including applicable international, national, state and local laws and regulations, related to financial responsibility and spill response and activities with respect to oil and/or other pollution, including requirements to have on board the Vessel a U.S. Coast Guard Certificate of Financial Responsibility (oil pollution), certificate required by the International Convention on Civil Liability for Oil Pollution damage, and spill response plans; and the International Safety Management (ISM) Code, including requirements to have on board the Vessel a valid Document of Compliance, and requirements for the actual Vessel Owner and/or manager, as applicable, to hold a valid Safety Management Certificate.

c.

Notwithstanding any other term or provision of the Charter, nothing contained herein is intended or should be construed to require either Owners or Charterers to act in a manner which is inconsistent with or prohibited or penalized by any U.S. anti-boycott law or regulation.

58.	Operations

At all times during the term of this Charter, Owners shall:

a.	keep current, comply with, and train the master, officers, and crew regarding, all applicable laws, regulations and all applicable operational and environmental rules, policies and procedures

b.

adhere to reasonable industry practices and procedures (including taking all reasonable steps to prevent and minimize cargo contamination, accidents, injuries or spills) and not operate the Vessel where such operation would be illegal, dangerous, imprudent, or unsafe to persons, environment, cargo, or property;

c.	ensure that all transfer documents received at load ports are fully and promptly delivered to authorized personnel at discharge ports; and

d.	carefully inspect mooring, hoses and appurtenances and check tank levels and handle, inspect, bleed, attach and detach all hoses and lines in a safe and prudent manner.

59.	Government Regulation

If any governing body imposes a law or regulation that affects U.S. flag tanker vessels and which would require a substantial capital expenditure or substantially change the Vessel’s operating cost in a manner not reasonably foreseeable by the parties at the time this Charter is consummated, Charterers and Owners will negotiate in good faith to increase the hire to reflect the change in law or regulation. The share of costs to be borne by Charterers will not exceed the percentage of time remaining on this Charter versus the remaining life expectancy of this Vessel. For purposes of this Charter, it is agreed the life expectancy of the Vessel is 25 years from the date it is built. Should Charterers determine in their sole discretion that such adjustment is not justified, Charterers may terminate this Charter on written notice without liability to Owners. The effective date of termination of the Charter shall be the date immediately prior to the effective date of the new law or regulation. Should Charterers elect to terminate the Charter under this clause, the Owners shall have the option for fifteen (15)

days following the date of Charterers’ notice of termination to provide Charterers with written notice of their election to make the necessary capital expenditures or pay the additional operating expenses required by the changes, in applicable law or regulation and continue the Charter without additional costs or expense to Charterers.

60.	Eligibility

No less often than every six (6) months during the Term of this Charter, Owners shall undertake a SIRE inspection of the Vessel. Owners shall provide Charterers a minimum of thirty (30) days prior written notice of such inspection.

Owner shall request vetting approval for terminal acceptance from *** within ninety (90) days of the Vessel commencing service. Owner shall accommodate the inspections, respond to findings and shall make best efforts to gain initial acceptance of the Vessel as soon as practical and maintain the validity of such approvals throughout the Term of the Charter. In addition, Owners shall make best efforts to obtain approval from additional shipping departments upon Charterers’ request. Vetting inspections shall be arranged by Owners for Charterers’ account.

Owners shall advise Charterers immediately if any approval is not granted and of any change in status of any approvals and advise when further inspections necessary to obtain or maintain such approvals become due. Owners shall notify Charterers of the outcome of all such inspections as soon as completed and, in the event of an approval not being granted or being withdrawn, shall immediately take steps to rectify deficiencies that constitute violations of ABS or USCG rules and regulations or ISGOTT recommended practices identified in the course of such inspections.

In the event that the above minimum approvals are not granted or re-instated by any two of the four aforementioned shipping departments, or such deficiencies referred to above are not rectified within sixty (60) days of Owners receiving the results of the inspection, without prejudice to any other remedies available to them under this Charter; Charterers shall have the right, within ten (10) days following written notification of such deficiencies, by written notice to Owners to either (i) put the Vessel off-hire forthwith, until such time as such approval has been granted or re-instated and/or such deficiencies have been rectified or (ii) advise Owners that the Charter will be terminated within sixty (60) days of Charterers’ notice with the Charter continuing for such sixty (60) day period. Should the above minimum acceptances not be re-instated within such sixty (60) days, then Charterers have the right to terminate this Charter. Owners maintain the right to substitute a vessel that is acceptable to the aforementioned shipping departments in accordance with Clause 52 in lieu of termination.

*** Indicates portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

61.	Notices

Any notice, communication or statement required or permitted to be given hereunder shall be in writing and deemed to have been sufficiently given when delivered in person or sent by telex, email, wire or by certified mail to the address of the parties set forth below or to such other address for either party as that party may by written notice designate. Notification to Charterers regarding Vessel spills as required shall be given by telephone and confirmed by FAX and / or email.

All other notices shall be given in writing to the parties at the following addresses:

(Owners reverting)

OWNERS:	USS Product Investor LLC
	Address:	399 Thornall Street
		Edison, New Jersey 08837
	Contact:	Joseph P. Gehegan, Jr. or Jeff Miller
	E-Mail:	jgehegan@usshipllc.com / jmiller@usshipllc.com
	EMERGENCY RESPONSE
	QI:	Joseph P. Gehegan, Jr.
	Office:	732.635.2701
	Fax:	732.635.1924
	Mobile:	732.259.3563
	Alt QI:	Al Colletti
	Office:	732.635.2703
	Fax:	732.635.1918
	Mobile:	732.259.0927
	Alt QI:	Ray Marquardt
	Office:	732.635.2708
	Fax:	732.635.1918
	Mobile:	732.259.0976

VESSEL INFORMATION Owners will provide Charterers the following information by written notice as provided herein as soon as such information is available.

TBD (New Build)

SAT A or B	Telex:
Fax:

E-Mail:

Cell:

Call Sign:

IMO:

CHARTERERS: MARATHON PETROLEUM COMPANY LLC

Address:	539 South Main Street
Findlay, Ohio 45840
Contact:	Brent S. Ice
E-mail:	BSIce@marathonpetroleum.com
Telephone:	419/421-4364
Fax:	419/429-5154
Mobile:	419/306-4215
Home:	419/326-6002

Any notification under Clause 36, contact Gordon DeFilippo in addition to the above contacts.

Contact:	Gordon DeFilippo
Office:	985/535-2023

Mobile:	225/445-6892
Home:	225/673-1872

At all times during the Term of this Charter, Owners shall notify immediately Charterers, by calling the Charterers’ Marine Incident Commander at 877-MAP-LINE (877/627-5463), of any accidents, whether or not damage is obvious, occurring in the performance of the Charter, and shall promptly furnish Charterers with a full and complete written report of all of the circumstances of any such accident.

62.	Severability

The invalidity or unenforceability of any portion or provision of this Charter shall in no way affect the validity or enforceability of any other portion or provision hereof. Any invalid or unenforceable provision shall be severed from the Charter and the balance of the Charter shall be construed and enforced as if the Charter did not contain the particular portion or provision held to be invalid or unenforceable.

63.	International Code for the Security of Ships and of Port Facilities

a.	Owner’s obligations

The Owners shall comply with obligations imposed upon it or the Vessel under the International Code for the Security of Ships and of Port Facilities (“the ISPS Code”) and any other laws and regulations relating to the security of vessels and ports, as in force and of mandatory application to the Vessel at the date of this Charter including when the Vessel is in the territorial waters of the United States and its territories, the Maritime Transportation Security Act of 2002 and any implementing regulations (MTSA2002) and the relevant amendments to Chapter XI of SOLAS. The ISPS Code and the aforesaid laws and regulations shall hereafter be referred to collectively as the “Relevant Security Regulations”. The Owner shall upon request promptly provide the Charterers with

i	a copy of the International Ship Security Certificate issued under the ISPS Code

ii	the identity and contact details of the Vessel’s Company Security Officer.

b.	Charterers’ obligations

The Charterers shall promptly provide the following information so that the Owners may comply with any requirements arising in relation to the application of the Relevant Security Regulations or any other applicable security regulations that come into force after the date of this Charter (“Other Security Regulations”), including any measures which may be required by any port facility or relevant authority:

i

the identity and contact details of all parties to any contracts relating to the Vessel and her employment where such contracts have been entered into by the Charterers, by any sub-charterer, or by any agents appointed by them, or in the name of the Owners at the direction of the Charterers or any sub-charterer,

ii

the identity and contact details of any personnel (other than those employed by the Owners), and employers or principals thereof, on or about the Vessel pursuant to this Charter or any other contracts referred to in sub-clause (a) above, and

iii	any other relevant information relating to the Vessel’s cargo or its employment requested by the Owners.

c.	Loss of Time

Notwithstanding any other provision in the Charter, hire shall remain payable in respect of any time loss arising in relation to the application of the Relevant Security Regulations or Other Security Regulations, including any measures required by any port facility or relevant authority.

Hire shall not be payable in respect of time lost due to Owners’ failure to comply with obligations imposed upon it or the Vessel under the Relevant Security Regulations or Other Security Regulations, unless such failure is attributable to a breach by the Charterers of their obligations under this or any other provision of the Charter.

d.	Costs, Losses and Liabilities

Any costs, expenses, losses and liabilities which may be incurred by the Owners in relation to the application of the Relevant Security Regulations or Other Security Regulations, including any measures required by any port facility or relevant authority, shall be for the Charterers’ account, unless the costs, expenses, losses or liabilities result from:

i	the Vessel’s non-compliance with any ship security plan required by the Relevant Security Regulations, the costs of compliance with any such plans being for the Owners’ account,

ii	the Owners’ failure to comply with obligations imposed upon it or the Vessel under the Relevant Security Regulations, or

iii	the Owners’ breach of this Charter.

e.	Trading to Non-ISPS Compliant Ports

In the event of the Vessel being ordered to sail to any port facility which is not listed on the ISPS Code Database as having an approved Port Facility Security Plan:

i

the Owners shall be entitled to implement any security measures they may reasonably deem necessary to protect the Owners’ interests, the Vessel and its cargo. Any costs, expenses, and delay arising in relation to the implementation of such security measures shall be for the Charterers’ account;

ii

notwithstanding (i) above, the Charterers shall indemnify the Owners in respect of any losses and liabilities of whatsoever nature arising in relation to the Vessel calling at any such a port facility; provided Owners notify Charterers prior to proceeding to any port not listed on the ISPS, Database as having an approved Port Facility Security Plan.

Nothing in this sub-paragraph shall prejudice the Owners’ position under any terms of the Charter relating to the employment of the Vessel, including those relating to trading limits and the nomination of safe ports and berths.

64.	SLOP DISPOSAL

If Owners have to discharge slops that are generated from Charterers’ cargo, the Charterers shall pay for Owners’ direct costs of slop disposal including barging.

Owners shall have the right to discharge engine slops along with Charterers’ slops at no cost to Owners.

65.	CONFIDENTIALITY

Both parties agree that the terms and conditions of this Charter will remain confidential and shall not be disclosed by either party, except to employees and consultants on a need to know basis or to the extent necessary to comply with the lawful order of a court or government agency.

66.	WAIVER, AMENDMENTS

The terms of this Charter shall not be waived, altered, modified, amended, supplemented, or terminated in any manner whatsoever except by written instruments signed by Owners and Charterers.

67.	BROKERAGE FEES

A commission of *** of the hire paid by Charterers to Owners under this Charter will be paid by Owners to MCA Associates, Inc.

Attachments I through IV form part and parcel of this Charter.

In witness whereof the parties have caused this Charter to be executed in duplicate the day and year herein first above written.

USS Product Investor LLC		Marathon Petroleum Company LLC

By:	/s/ Joseph P. Gehsgan, Jr.	By:	/s/ J. Douglas Sparkman

Name:	Joseph P. Gehegan, Jr.	Name:	J. Douglas Sparkman

Title:	President & COO	Title:	Sr. Vice President

*** Indicates portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

ATTACHMENT I

PERFORMANCE CALCULATIONS

1.	Definitions:

•	Abbreviations: C/P — Charter Party

S/B — Sea Buoy

•

C/P Distance — For a given voyage is the total observed distance, S/B to S/B less any segment of the voyage excluded per agreement in the C/P (such as certain weather conditions, off-hire periods, or Canal transits.) Such segments are referred to as “exclusions” below. Any total observed distance that exceeds that determined from the BP Distance Tables by more than 3 percent will require special review and verification. The S/B to terminal distances must be adjusted out of the BP Distance Table values to determine S/B to S/B distances for the comparison above.

•	C/P time, in hours, for a given laden or ballast voyage is determined by dividing the C/P distance by the appropriate laden or ballast warranted speed from Clause 24.

•	Actual hours at sea for the S/B to S/B voyage is to be adjusted to reflect “exclusions”.

•	Average actual speed is determined by C/P distance divided by actual hours.

•	Maximum/minimum C/P hours are determined by average actual speed divided by C/P speed +/- margin per Clause 24, times actual hours.

•	If average actual speed is within maximum and minimum C/P hours, there is no performance claim for speed.

•	Hours lost/gained are determined by actual hours less maximum/minimum C/P hours.

•	Formula for calculating hire per hour — Hire Rate x 12 months

                                                                            365 days x 24 hours

Note: Hire rate, referred to above, in $/month, shall include effects of escalation and other costs, if any, allowed for in the C/P for the period in question.

•	C/P fuel for propulsion for a given voyage is determined by multiplying the C/P time (expressed in days) by the warranted fuel consumption from Clause 24.

•	Actual and C/P fuel consumption at sea for the S/B to S/B voyage will also be adjusted to reflect “exclusions”.

•	C/P consumption is determined by C/P days (C/P hours/24) x C/P fuel per Clause 24.

•	C/P consumption margin is determined by C/P days x C/P fuel margin per Clause 24.

•	If actual consumption is within the sum and difference of C/P consumption margin, there is no performance claim for propulsion fuel.

EXAMPLE – Speed and propulsion fuel claim (NOTE: below revisions undertaken by broker at Owners’ request, in the interest of better clarity. Revisions subject to Owners’ final review)

108,000	C/P distance
7,200	Actual hours
15.0	kt C/P speed +/- .25 kt
34.3	tons/day C/P fuel +/- 0.8575 tons/day
40,000	tons actual consumption

108,000 C/P distance

8,000 actual hours = 13.5 actual average speed

108,000C/P distance @ 14.75 kt min CP speed= 7,322 maximum C/P hours

8,000 actual hours
- 7.322 maximum C/P hours
678 hours due Charterer

678.0 hours x hire per hour = $ due Charterer

108.000 miles	7.200 C/P hours
1.015.0 C/P speed = 7,200 C/P hours	24 = 300 C/P days

300 C/P days x 34.3 tons/day = 10,290 tons C/P consumption
300 C/P days x 0.8575 tons/day = 257.25 tons C/P margin

10,290 C/P consumption	10,547.25 tons allowed
+/- 257.25 C/P margin	40,000.0 tons actual consumption
10,547.25 tons allowed	29,452.75 tons due Charterer

29,452.75 tons x rate per Clause 9(c) = $ due Charterer

(note: a similar calculation to apply to MGO consumption at sea of 3.2 MT/day +/- 2.5%)

ATTACHMENT II AMERICAN INSTITUTE TRADE WARRANTIES

1.	Warranted no port or place on the Eastern Coast of North America, its rivers or adjacent islands

(a)	north of 52 degrees 10’N. Lat. and west of 50 degrees W. Long.

(b)

in the Gulf of St. Lawrence, its connecting waters and the St. Lawrence River, in the area bounded by lines drawn between Battle Harbour / Pistolet Bay; Cape Ray/Cape North; Port Hawkesbury/Port Mulgrave; and Baie Comeau / Matanc, between December 21 and April 30, both days inclusive.

(c)	west of Baie Comeau, but not west of Montreal, between December 1 and April 30, both days inclusive

2.	Warranted no Great Lakes or St. Lawrence Seaway or St. Lawrence River west of Montreal.

3.	Warranted no port or place in Greenland or its adjacent waters.

4.	Warranted no port or place on the Western Coast of North America, its rivers or adjacent islands, north of 54 degrees 30’ N. Lat. or west of 130 degrees 50’ W. Long.; except the port of Ketchikan, Alaska, provided,

(a)	that a qualified pilot having knowledge of local waters be on duty while the Vessel is in waters north of 54 degrees 30’ N. Lat. and east of 132 degrees W. Long, and

(b)	that the Vessel be equipped with operating Gyro Compass, Radio Direction Finder, Fathometer and Radar.

5.	Warranted no Baltic Sea (or adjacent waters east of 15 degrees E. Long.);

(a)	north of a line between Mo and Vaasa between November 15 and May 5, both days inclusive,

(b)	east of a line between Viipuri (Vyborg) and Narva between November 21 and May 5, both days inclusive.

(c)	north of a line between Stockholm and Tallinn between December 15 and April 15, both days inclusive.

(d)	east of 32 degrees E. Long, and south of 59 degrees N. Lat. between December 15 and April 15, both days inclusive.

6.	Warranted not north of 70 degrees N. Lat. except when proceeding directly to or from any port or place in Norway or Kola Bay.

7.	Warranted to Bering Sea, no East Asian waters north of 46 degrees N. Lat. and no port or place in Siberia except Vladivostok and/or Nakhodka.

8.	Warranted no Kerguelen or Croset Islands, nor waters south of 50 degrees S. Lat., except ports or places in Patagonia Chile and Falkland Islands, but liberty is given to enter waters south of 50 degrees S. Lat. if proceeding to or from ports or places not excluded by this warranty.

9.	Warranted not to sail with Indian Coal as cargo:-

(a)	between March 1st and June 30th, both days inclusive,

(b)	between July 1st and September 30th, both days inclusive, except to ports in Asia, not west of Aden nor east of or beyond Singapore.

AMERICAN INSTITUTE (July 1, 1972)

ATTACHMENT III

VESSEL PARTICULARS

PHYSICAL CHARACTERISTICS

Description /Dimensions

DWT	45.400mt Scantling // 43.400mt at design
Beam	32.0 m
Draft	12.8m at scantling // 11.8 m at design
Airdraft	40.23 m in ballast and 37.58 m at design draft
LOA	183 meters
Manifold Height Above Waterline at scantling draft	8.314 m
Manifold Height Above Waterline at SBT	13.29 m
Parallel Mid body (aft of manifold)	9.5 m (flat of side abv ballast draft = 48.5 m aft MF)
Parallel Mid body (fwd of manifold)	12.5 m (flat of side abv ballast draft = 45.5 m fwd MF)
STS Capability In accordance with Ocimf	Yes
Number of mooring lines	14 Spectra 55.7 t MBL

Ballast Water Exchange	Flow through with standpipe & shell connection in each tank
BCM - (bow to center manifold)	92m
Bow Thrusters	None
Cargo Gauging System, back-up	Yes - portable through vapor lock seal valves
Cargo Gauging System, primary	Yes - Remote, radar beam type
Cargo Pumps (type/capacity)	12 FRAMO, submerged cargo pumps w/ Superstripper. 800m3/hr per pump
Cargo Capacity at 98%, exclusive of slops	51306.5 m3 (approx)
Closed Sampling	Yes
Communications Capability-Satcom, email	Yes - INMARSAT Fleet F-77// Standard C //email // LAN
Crew Accommodations	Yes-30 persons + 4 repair crew
Deck crane SWL (Safe Working Load)	10 MT
Electrical Redundancy	Two (2) of Three (3) sets of main gen. reqd for cargo ops
Freeboard-Gangway Issues	None
Heating Capacity	Aux. boiler // 18000 kg/hr: Comp boiler 2000 kg/hr fired; 1000kg waste heat
IGS (inert gas system)-type	Inert Gas Generator 4500m3/h
Main Engine Fuel Tank Capacity (range)	1220 Mt // 10,000 NM (approx)
Manifold set-up	6 cargo manifolds P & S / 1 slop P & S per OCIMF
Mooring Arrangements	(2) sets of windlasses combined with mooring winch and 4 sets of mooring
Segregations (double valve) how many	6 segregations
Slop Tanks at 98%	1 ea. Port & Stbd total capacity 1517.8
Speed (range)	15 kts (range of 10000NM w/ ME at NCR and 3 days reserve
Stripping Line Diameter	None – Superstripper included with FRAMO cargo pump
Stripping Pumps	None - Superstripper included with FRAMO cargo pump
Suitability for El Segundo Trade	Yes
Tank Cleaning Capability (sea-going)	Yes - fixed machines each cargo tank - 140 m3/h per machine
Tank Coating	Devchem 253 Epoxy (3 coats w/3 stripe coats)
Vapor Recovery System	Yes- meets USCG and OCIMF requirements
Hydrocarbon detection system	Fixed gas detection system in ballast, for a peek and upper stool

	100% Volume (m3)	98% Volume (m3)
No.1 CO TK P	2826.6	2770.1
No.1 CO TK S	2826.6	2770.1
No.2 CO TK P	4477.8	4388.2
No.2 CO TK S	4477.8	4388.2
No.3 CO TK P	4883.0	4785.3
No.3 CO TK S	4883.0	4785.3
No.4 CO TK P	4883.0	4785.3
No.4 CO TK S	4883.0	4785.3
No.5 CO TK P	4832.8	4736.1
No.5 CO TK S	4832.8	4736.1
No.6 CO TK P	4273.6	4188.1
No.6 CO TK S	4273.6	4188.1
	52353.6	51306.5
Slop Tk P	714.6	700.3
Slop Tk S	834.2	817.5
	1548.8	1517.8
Totals	53902.4	52824.4

ATTACHMENT IV

***	[1]

*** Indicates portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

(1) This Attachment IV consists of three omitted pages.